Chembio Enters Into Six-Month Follow-On Contract with CDC Contractor for Development of Rapid, Point-of-Care Influenza Immunity Test

MEDFORD, N,Y, (May 16, 2013) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, announces that the Company has entered into a follow-on, milestone-based development agreement with a private contracting organization that is engaged to enter into, implement and provide technical oversight of agreements relating to pandemic preparedness on behalf of its client, the United States Centers for Disease Control and Prevention (CDC), for a multiplex, rapid, POC influenza immunity test utilizing Chembio’s patented Dual Path Platform (DPP®) technology.  The agreement is for up to approximately $472,000 and contemplates a period of approximately six months, or May through October of 2013, in which the follow-on development activity is to be completed.

The early prototype development work for this product was successfully completed by Chembio in 2010 through 2013 pursuant to previous contracts with the same organization totaling approximately $1.4 million.  The objective of this follow-on project is to further develop a rapid influenza immunity test that can determine a person’s influenza immunity status in the field or in an outpatient setting, while incorporating certain additional subunits of influenza virus proteins.

As a result of pandemic planning activities, the United States Department of Health and Human Services and the CDC have identified POC and high-throughput testing as a gap in influenza diagnostics. Rapid responses in the field – such as the vaccination, prophylactic treatment or isolation of patients – require POC diagnostic tests for influenza infection and immunity. Ideally, these tests should be fast, portable, self-contained and non-technical. Development of this test is especially critical for the military, as evidenced by previous influenza outbreaks that spread rapidly through densely populated barracks and killed thousands of soldiers.

Javan Esfandiari, Chembio’s Senior Vice President of Research & Development and the inventor of the Company’s DPP® technology, commented, “We are pleased to continue with this follow-on development program, which builds upon our strength in multiplex product development using proprietary technology.  Our DPP® technology is ideally suited to rapidly test for multiple influenza immunities in the field, where access to this information can guide treatment decisions and help avert widespread outbreaks.”

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.  For more information, visit our website at www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR

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